As filed with the Securities and Exchange Commission on

Registration Nos. 333-185299
333-185299-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  _________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

  __________

UNILEVER N.V.
(Exact name of company as specified in its charter)

The Netherlands	Weena 455	None
(State or Other Jurisdiction of Incorporation or Organization)	3013 AL, P.O. Box 760, 3000 DK, Rotterdam	(I.R.S. Employer Identification No.)
The Netherlands
(Address of Principal Executive Offices)

UNILEVER PLC
(Exact name of company as specified in its charter)

ENGLAND	Unilever House	None
(State or Other Jurisdiction of	100 Victoria Embankment	(I.R.S. Employer Identification No.)
Incorporation or Organization)	London EC4Y 0DY, England
(Address of Principal Executive Offices)

UNILEVER NORTH AMERICA
OMNIBUS EQUITY COMPENSATION PLAN
(Full title of Plan)

 __________

 UNILEVER UNITED STATES, INC.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(Name and address of agent for service)

Tel. No.: (201) 894-2750
(Telephone number, including area code, of agent for service)

  __________

Copy of all communications to:
Mims Maynard Zabriskie
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the "Post-Effective Amendment") relates to the Registration Statement on Form S-8 (Registration Nos. 333-185299 and 333-185299-01) (the "Registration Statement") of Unilever, N.V., a Netherlands corporation ("Unilever N.V."), and of Unilever PLC, an English Corporation ("Unilever PLC," together with Unilever N.V., the "Registrants"), initially filed with the Securities and Exchange Commission on December 6, 2012. The Registration Statement covers 6,000,000 Ordinary Shares, par value €0.16 per share of Unilever N.V. ("N.V. Ordinary Shares"), and 1,300,000 Ordinary Shares, par value 3 1/9 pence of Unilever PLC ("PLC Ordinary Shares"), which are offered or sold pursuant to the Unilever North America Omnibus Equity Compensation Plan (the "Plan").

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus relating to this Registration Statement is a combined prospectus relating also to registration statements on Form S-8 (File Nos. 333-103491 and 333-103491-01), filed by the Registrants on February 27, 2003.  Pursuant to Rule 416, the amount of shares registered on those registration statements was adjusted based on the May 24, 2006 3-for-1 stock split of Unilever N.V. New York Registry Shares and a consolidation of Unilever PLC American Depositary Receipts ("ADRs") and ordinary shares in the form of ADRs whereby Unilever PLC ADRs, which previously equaled four Unilever PLC Ordinary Shares, were adjusted to equal one Unilever PLC Ordinary Share resulting in a 1.8-for-1 share adjustment for holders of ordinary shares in the form of ADRs.  Accordingly, the shares registered on the registration statements were adjusted from 40,500,000 Unilever N.V. New York Registry Shares to 121,500,000 ordinary shares and from 65,500,000 ordinary shares in the form of ADRs to 117,900,000 ordinary shares.

Effective November 29, 2020, Unilever N.V. and Unilever PLC consummated a cross-border merger with Unilever PLC surviving as the single parent company of the Unilever group. Accordingly, Unilever N.V. is no longer issuing shares under the Plan. In accordance with the undertaking made by the Registrants in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, and pursuant to the power conferred on the Registrants in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, the Registrants are filing this Post-Effective Amendment to remove from registration the N.V. Ordinary Shares that remain unsold as of the date of filing of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Unilever PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 10, 2020.

UNILEVER PLC,

By:	/S/ Robert Leek
Robert Leek
General Counsel - Corporate and Transactions Unilever PLC